[Leterhead of Mallinicks]

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
USA


8 December, 1998





Dear Sirs

CONSENT OF MALLINICKS

We are aware that we are referred to under the heading "Risk Factors - Enforceability of Civil Liabilities" in the Prospectus forming a part of a Registration Statement on Form F-1 submitted to the Securities and Exchange Commission by MIH Limited and hereby consent to such use of our name therein. By giving such consent, we do not hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully





/s/ David Tudor
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MALLINICKS
By David Tudor